Short Term Incentive Compensation Program
Named Executive Officers & Senior Leadership Team

Updated: February 2024

Purpose: The purpose of the Evans Bank Excels Short Term Incentive Compensation Program for Named Executive Officers & Senior Leadership Team Members (“Evans Excels for NEO/SLT”) is to consistently recognize and reward employees for superior performance. As designed, these programs recognize the achievement of company-wide goals, as well as the unique contributions of individuals. With a continued focus on how we do business, as defined in our Core Values, we believe our incentive compensation plans reward employees who deliver a highly customized and personalized customer experience and ultimately result in greater profitability for Evans Bank, NA  (the “Company”).

Strategy: Incentive compensation is one of the most powerful tools a company can use to drive corporate strategy. We have designed plans which consider the potential impact individuals have on overall Company performance based upon their roles and responsibilities. The higher potential impact an individual has on the overall organization, the higher the “at risk” component of compensation. These incentive compensation plans focus on the measures that are critical to the Company’s growth and profitability. They provide for flexibility to meet the needs of the organization and its employees.  They are reviewed annually to ensure they remain relevant and effective while ensuring that these incentive compensation policies do not encourage imprudent risk-taking and are consistent with the safety and soundness of the organization.      The Short Term Incentive Compensation Program is a part of our strategy to attract and retain top talent, making Evans an “Employer of Choice”.

Structure: The Evans Excels for NEO/SLT is a written plan as described in this document and any payments under the Evans Excels for NEO/SLT will be determined under the terms and conditions of this plan.

Eligibility:

•	Evans Excels for NEO/SLT
o	Members of the Senior Leadership Team are eligible to participate unless they participate in another short-term incentive program.
o

Employees must be employed by December 1st of the plan year in order to be eligible for that year’s incentive.  New employees or part-time employees will receive pro-rated awards based upon date of hire if hired on or before December 1st of the plan year.

o

Employees must maintain acceptable performance levels in order to be eligible for payment under the plan.  Employees on a Performance Improvement Plan (PIP) or who receive a Final Warning at any time during the year are ineligible for payment under the plan.

Performance Period:    The performance period and plan operate on a calendar year basis (January 1st – December 31st).

Plan Design:

•	Evans Excels for NEO/SLT
o

Incentive Payout Opportunity – Each participant will have a target incentive opportunity based on competitive market rates for his/her role.  The target incentive opportunity is realized through the sum of each individual goal’s target weight.  The target incentive will reflect a percentage of base salary. The table below summarizes the sum of each position’s goal weights for the plan year:

Position	Threshold	Target	Stretch
Job Grade SLT-s	15.12%	21.60%	28.08%
Job Grade SLT	18.90%	27.00%	35.10%
CEO	23.63%	33.75%	43.88%

o	The incentive is paid on an annual basis no later than March 15 after the year in which it is earned.

Evans Short Term Incentive Compensation Program: NEO & SLTPage 1

o

Even though incentive payouts are determined by individual goal achievement levels, the Board of Director’s Human Resource & Compensation Committee (“HRCC”) has the authority to raise, lower or eliminate the Evans Excels incentive payout in its sole discretion.

o

The plan pays participants for only those goals that are achieved at a minimum of the threshold level, as approved by the HRCC.  A participant may receive different achievement levels for different goals which are based on the performance of each goal.

o

Each non-CEO participant must have at least 40% of their total goal weight related directly to the net income of the Company.  The CEO must have at least 50% of their total goal weight related directly to the Company’s net income.

o

If the Company’s net income is not attained at a minimum of the threshold level, the: (i) net income goal achievement will be 0%, reducing the total incentive payout by 40% - 50%, respectively, for each participant, and (ii) the remaining performance goals will not have performance surpassing the target level even if a stretch level for any particular goal was achieved.

For example, an  executive in Job Grade SLT-s could have the following goals with the following achievement levels:

Goal	Goal Weight	Below Threshold	Threshold	Target	Stretch
1. Net Income		Deliver below threshold net income value	Deliver at threshold net income value	Deliver at target net income value	Deliver at stretch net income level
Goal 1 Weight:	50.0%	0%	7.6%	10.8%	14.0%
2. Strategic Plan Execution		Deliver below minimum acceptable levels	Deliver at minimum acceptable levels	Deliver as planned	Deliver with better results than planned
Goal 2 Weight:	20.0%	0%	3.1%	4.4%	5.7%
3. Continuous Improvement Initiative		Deliver below minimum acceptable levels	Deliver at minimum acceptable levels	Deliver as planned	Deliver with better results than planned
Goal 3 Weight:	15.0%	0%	2.2%	3.2%	4.2%
4. New Revenue		Deliver below minimum acceptable levels	Deliver at minimum acceptable levels	Deliver as planned	Deliver with better results than planned
Goal 4 Weight:	15.0%	0%	2.2%	3.2%	4.2%
TOTAL:	100%	0%	15.1%	21.6%	28.1%

Using the same example, the participant in Job Grade SLT-s would result in a short term incentive payout of 15.2% of salary with the following goal achievements:

Goal	Goal Weight	Below Threshold	Threshold	Target	Stretch
1. Net Income			Delivered at threshold net income value
Goal 1 Weight:	50.0%		7.6%
2. Strategic Plan Execution				Delivered as planned
Goal 2 Weight:	20.0%			4.4%
3. Continuous Improvement Initiative		Delivered below minimum acceptable levels
Goal 3 Weight:	15.0%	0%
4. New Revenue				Delivered as planned
Goal 4 Weight:	15.0%			3.2%
TOTAL:	100%	0%	7.6%	7.6%	0.0%

o

Payments to Participants in the Evans Excels for NEO/SLT, who are also “Executive Officers” (as such term is defined in the Company’s Clawback Policy and includes any officer subject to Form 4 reporting), are subject to recoupment under the Company’s Clawback Policy in the event of a restatement of consolidated financial statements due to specified reasons within the Clawback Policy.

Evans Short Term Incentive Compensation Program: NEO & SLTPage 2

Program Administration:  The Evans Excels for NEO/SLT plan has been approved by the Board of Directors of Evans Bancorp, Inc. The Board of Directors of Evans Bancorp, Inc has designated the President / CEO and the Chief Administrative Officer with the authority to interpret the Evans Excels for NEO/SLT plan and to make or nullify any rules and procedures, as necessary, for proper administration.

Program Changes or Discontinuance: The Company has developed this plan based on existing business, market, and economic conditions. If substantial changes occur that affect these conditions, the Company may add to, amend, modify, or discontinue any of the terms or conditions of the plan at any time, at its sole discretion.    The HRCC may, at its sole discretion, waive, change, or amend the Plans as it deems appropriate.

Incentive Award Payments: Awards will be paid cash no later than March 15 following the Plan year for the Evans Excels for NEO/SLT in which the incentive award is earned.  Incentive awards constitute taxable income to participants in the year paid and are subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under this plan shall be solely those of an unsecured general creditor of Evans Bank. Nothing contained in the plan and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, a pledge, or a fiduciary relationship between Evans Bank,  the Company,   a  participant or any other person. Nothing herein will be construed to require Evans Bank or the Company to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Reduced Work Schedules, Promotions and Transfers: Evans Excels for NEO/SLT participants who are not employed by Evans Bank at the beginning of a Plan year may receive a pro rata incentive award based upon their length of employment and performance during a given year.  Only “regular” employees are eligible to participate. “Temporary” employees are not eligible to participate. A participant whose work schedule changes during the year may be eligible for prorated treatment reflecting changes in hours worked or work schedules.  If a participant changes his/her role or is promoted during the plan year, he/she will be eligible for the new role’s target incentive award on a pro-rata basis.

Termination of Employment: Employees must be actively employed at the time payments are made in order to be eligible for payment, unless they are on disability or have retired or otherwise noted. (See exception for disability, death or retirement below.)

Disability, Death or Retirement: If a participant is disabled by an accident or illness, and their disability meets the definition of disabled as described under Evans Bank’s long term disability plan for at least 6 months, his/her bonus award for the Plan will be prorated. No additional award will be accrued during the period of long term disability. In the event of death, Evans will pay to the participant’s estate the pro-rata portion of the award that had been earned by the participant.    Individuals who retire during the plan year will receive a pro-rata portion of the award based upon the retirement date.

Ethics and Interpretation: If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, Evans Bank’s interpretation as expressed by the HRCC will be final and binding.

The altering, inflating and/or inappropriate manipulation of performance / financial results or any other infraction of recognized ethical standards will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity resulting in a violation of Evans Bank or the Company’s code of conduct, will upon termination of employment, death or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous: The Plan will not give any participant the right to be retained in the employ of Evans Bank or the Company, nor will the Plan interfere with the right of Evans Bank or the Company to discharge any participant at any time.

Evans Short Term Incentive Compensation Program: NEO & SLTPage 3

In the absence of an authorized, written employment contract, the relationship between an employee, Evans Bank and the Company is one of at-will employment. This plan does not alter this relationship.

The plan and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the state of New York.

Each provision in this plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Definitions:

Employee Classifications:

Employees of Evans Bank and the Company are hired into one of the following employment classifications according to the job an employee has been hired to perform. The classifications are as follows:

Regular Employee

An employee who works full or part time in an established position that is not a temporary assignment.

Full Time

A full-time employee is defined as one who regularly works a minimum of thirty hours per week, and twelve months per year.

Part Time

Part-time employees are those employees who are normally scheduled to work a minimum of ten hours per week, but less than thirty hours per week.

Casual

Employees scheduled to work less than ten hours per week are considered casual employees and are eligible for only limited employee benefits.

Temporary

From time to time it may be necessary to hire employees to fill a temporary assignment. These employees may be considered full-time or part-time temporary employees. Temporary employees do not receive any additional compensation or benefits provided by the Company.

Performance Improvement Plan

A Performance Improvement Plan (“PIP”) is a document provided to an employee who is performing significantly below expectations.  The document clearly outlines the areas of performance deficiency along with actions and results needed to occur in order to improve performance to an acceptable level within an outlined time period.  If an employee fails to achieve the desired results of the PIP within the specified time period, an employee will be subject to employment termination.

Evans Short Term Incentive Compensation Program: NEO & SLTPage 4